ROEBLING BANK

ROEBLING, NEW JERSEY

DIRECTORS CONSULTATION AND RETIREMENT PLAN

As Amended and Restated

WHEREAS, Roebling Bank, Roebling, New Jersey (the “Savings Bank”) has previously implemented the Roebling Bank Directors Consultation and Retirement Plan (the “Plan”), effective March 24, 1997, and

WHEREAS, The Board of Directors of the Bank wishes to make certain modifications to the Plan, and

WHEREAS, certain revisions to the Plan are necessary in order to conform the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and related regulations and notices promulgated thereunder ("Code").

NOW THEREFORE, BE IT RESOLVED that the Plan shall be revised, amended and restated, effective May 7, 2008, as follows:

ARTICLE I

DEFINITIONS

The following words and phrases as used herein shall, for the purpose of the Plan and any subsequent amendment thereof, have the following meanings unless a different meaning is plainly required by the content:

"Beneficiary" means the person or persons designated by the Participant to receive any benefits payable under the Plan in the event of such Participant(s death. Such person or persons shall be designated in writing by the Participant and addressed to the Savings Bank or the Committee on forms provided for this purpose by the Committee, and delivered to the Savings Bank or the Committee. Such Beneficiary designation may be changed from time to time by similar written notice to the Committee. A Participant(s last will and testament or any codicil thereto shall not constitute written designation of a Beneficiary. In the absence of such written designation, the Beneficiary shall be the Participant(s surviving spouse, if any, or if none, the Participant(s estate.

“Board” means the Board of Directors of the Savings Bank, as constituted from time to time, and successors thereto.

“Change in Control” shall mean: (i) a change in ownership of the Bank or Roebling Financial Corp, Inc. (“Parent”) under paragraph (a) below, or (ii) a change in effective control of the Bank or the Parent under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Parent under paragraph (c) below:

(a)       CHANGE IN THE OWNERSHIP OF THE BANK OR THE PARENT. A change in the ownership of the Bank or the Parent shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)       CHANGE IN THE EFFECTIVE CONTROL OF THE BANK OR THE PARENT. A change in the effective control of the Bank or the Parent shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)       CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE BANK’S OR THE PARENT’S ASSETS. A change in the ownership of a substantial portion of the Bank’s or the Parent’s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)       Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations and guidance promulgated thereunder.

“Committee” means the Board or the administrative committee as appointed by the Board pursuant to Section 7.11 herein.

“Director” means a member of the Board of Directors of the Savings Bank.

“Disability” means total and permanent disability within the meaning of the Social Security Act.

“Effective Date” means March 24, 1997 with respect to the initial effective date of the Plan and May 7, 2008 with respect to the effective date of this amendment and restatement of the Plan.

“Participant” means a Director serving on or after the Effective Date and electing to participate in the Plan. A Director’s participation in the Plan shall continue as long as he or she fulfills all the requirements for participation subject to the right of termination, amendment, and modification of the Plan set forth herein. Participation in the Plan is limited to non-employee Directors only.

“Plan” means the Roebling Bank Directors Consultation and Retirement Plan as set forth herein, and as may be amended from time to time by the Board.

“Retirement Benefit Amount” means the benefit payable under the Plan in accordance Section 2.4 herein.

“Retirement Date” means the date of termination of service as a Director following a Participant’s completion of not less than twelve (12) years of service as a Director. Upon death or Disability, a Director shall be deemed to have terminated service as of such date.

“Savings Bank” or "Bank" means Roebling Bank, Roebling, New Jersey, or any successor thereto.

“Service” means all years of service as a Director of the Savings Bank and all predecessor (or successor) entities of the Savings Bank. Years of service as a Director need not be continuous. All years of service prior to the Effective Date shall be recognized for benefits determination.

“Termination of Service” means that the Director ceases service with the Savings Bank for any reason whatsoever other than by reason of a leave of absence, which is approved by the Savings Bank. “Termination of Service” shall have the same meaning as “separation from service”, as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

“Trust” shall mean any trust agreement entered into on behalf of the Plan by the Savings Bank for the purpose of holding assets of the Savings Bank in order to promote the efficient administration of the Plan.

ARTICLE II

BENEFITS

2.1       Retirement. Upon a Participant’s termination from service as a Director on or after his or her Retirement Date whereby such Participant has completed not less than twelve (12) years of service, the Savings Bank shall pay to the Participant the Retirement Benefit Amount, as described and in the amount set forth at Article II, Section 2.4. Payment of such Retirement Benefit Amount shall begin on the first business day of the month immediately following a Participant’s Retirement Date or such later date as specified in the agreement contained at Schedule A hereto and approved by the Committee, but in no event prior to the date that such Participant shall have attained the minimum age of at least sixty (60); provided that any such later date requested shall be requested in writing not less than one year prior to the Retirement Date and such commencement date shall be not earlier than five years from the Retirement Date. The payments will continue to be paid on the first business day of each subsequent month until all scheduled payments are made to the Participant or the Beneficiary. Except as provided at Article II, Sections 2.2, 2.3, and 2.5 herein, upon a Participant’s termination from service as a Director of the Savings Bank prior to his or her Retirement Date, the Savings Bank shall have no financial obligations to the Participant under the Plan.

2.2	Change in Control.

(a)

Benefits payable to a Participant that has terminated from service as a Director prior to the date of a Change in Control of the Savings Bank shall nevertheless remain payable thereafter without regard to such Change in Control. However, upon a Change in Control, all future benefits payable pursuant to Sections 2.1, 2.2, 2.3, and 2.5 of the Plan, shall be made in a lump sum payment equal to the present value of all future benefits payable to such Participant. The interest rate in effect for a 3 year U.S. Treasury Note on the date of the lump sum payment shall be used for purposes of calculating the present value of amounts payable in accordance with Section 2.4.

(b)

A Participant that has not terminated from service as a Director prior to the date of Change in Control of the Savings Bank shall, as of the date of a Change in Control, be presumed to have completed not less than twenty-five (25) years of service and attained the age of not less than 60, and such Participant shall be eligible to receive the Retirement Benefit Amount set forth herein at Article II, Section 2.4 immediately upon termination of service as a Director following the date of a Change in Control without regard to the actual years of service or age of such Participant, if less than that provided herein. Such Retirement Benefit Amount shall be paid in the form of a lump sum payment equal to the present value of the Retirement Benefit Amount payable under Section 2.4 discounted as provided at Section 2.2(a). Payment of the lump sum amount shall be made to the Participant as of the date of the Participant’s Termination of Service occurring on or after a Change in Control.

2.3       Total and Permanent Disability. In the event of the Disability of a Participant prior to the Retirement Date, such Participant will be paid the Retirement Benefit Amount specified at Article II, Section 2.4 based upon the presumption that such Participant shall have attained at least age 60. For purposes of benefits accrual, such Participant’s years of service shall be determined based upon the date of certification of his or her Disability; provided that no benefits shall be payable hereunder if such Participant shall have completed less than twelve (12) years of service as of the date of such Disability. Payment of such benefits shall begin on the first business day of the month immediately following the Savings Bank’s receipt of a certification of such Participant’s Disability.

2.4       Level of Benefit Payments. A Participant who retires as a Director on or after his or her Retirement Date and who enters into an agreement with the Savings Bank to be a consulting director of the Savings Bank (in a form similar to that contained at Schedule A hereto) shall receive the Retirement Benefit Amount for a period of 84 monthly payments as follows:

(a)

The Retirement Benefit Amount shall be calculated as the Retirement Benefit Percentage specified at Section 2.4(b) multiplied by the Monthly Board Fee. The Monthly Board Fee shall be calculated as the average monthly Board compensation paid or payable to the Participant (including any amounts deferred in accordance with a fee deferral arrangement) during the four completed calendar month period immediately prior to the Retirement Date.

(b)	The Retirement Benefit Percentage shall be as follows:

Years of Service
at Retirement	Retirement Benefit Percentage

Less than 12	0%
12 or more	50% + 2.889% for each year of service in excess of 12 years, not to exceed 85%.

Notwithstanding the foregoing, a Participant who retires as a Director on or after April 7, 2008, shall receive the Retirement Benefit Amount for a period of 120 monthly payments.

2.5       Death of Participant. Upon the death of a Participant who is receiving benefit payments under the Plan prior to his or her death, the remaining payments to be made under the Plan (if any) shall be paid to the Beneficiary designated in writing by the Participant, during such Beneficiary’s lifetime after the Participant’s death. Upon the death of a Participant who is not receiving benefit payments under the Plan prior to his or her death who as of the date of death otherwise meets the requirements of the Plan, regardless of whether he or she meets the minimum age set forth at Section 2.1, the Savings Bank shall pay to the Beneficiary designated in writing by the Participant, the Retirement Benefit Amount set forth at Article II, Section 2.4, during such Beneficiary’s lifetime. For purposes of benefits accrual upon death, such Participant’s years of service shall be determined based upon the date of death; provided that if the actual years of service is less than twelve (12) than benefits shall nevertheless be calculated based upon such Participant having completed twelve (12) years of service as of the date of such death. If a Beneficiary dies prior to receiving all payments of the Retirement Benefit Amount, then the remaining monthly payments will be paid to such Beneficiary’s estate within 60 days of the date of the Participant’s death.

2.6       Notice of Retirement. A director electing to participate in the Plan shall deliver written notice (“Notice”) to the Board not less than thirty (30) days prior to the actual Retirement Date that such Director elects to participate in the Plan. Such Notice, in a form similar to that contained at Schedule A hereto, shall specify the date of such retirement from the Board as a Director and the Participant’s availability as a Consulting Director. A Participant who terminates service as a Director upon death, Disability, or a Change in Control shall not be required to deliver such Notice in order to be entitled to receive benefits under the Plan.

2.7	Section 409A Compliance.

(a)

Notwithstanding anything herein to the contrary, the Committee shall make reasonable efforts to administer the Plan and make benefit payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Code and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, neither the Bank, nor the Committee shall have any responsibility to a Participant or Beneficiary with respect to any tax liabilities that may be applicable to any payments made by the Plan.

(b)

If any provision of the Plan shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

(c)	Delay of Payment Commencement to Specified Employees.

Notwithstanding any provision in the Plan to the contrary, if a Participant is a Specified Employee, such Participant’s benefit payments shall become first payable to him or her as of the first day of the seventh month next following his or her Retirement Date, or other termination of service, if and only if such payments, if made earlier, would result in the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provide that such payment delay shall not be required in the event of the death of a Participant. Therefore, in the event this Section 2.7(c) is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Termination of Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service along with any payments applicable to such seventh month. All subsequent distributions shall be paid in the manner specified.

“Specified Employee” shall mean a key employee who, at any time during the plan year, is (i) an officer of the Savings Bank having an annual compensation greater than $150,000 (as indexed), (ii) a 5-percent owner of the Parent, or (iii) a 1-percent owner of the Parent having an annual compensation from the Savings Bank greater than $150,000; provided, however, that this subparagraph shall only be effective if the stock of the Parent or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i).

(d)

De Minimus Lump Sum Payment. Notwithstanding the foregoing, the Savings Bank may, in its sole discretion, commence pay-out of a Director’s accrued benefit at any time, provided that such pay-out amount shall be in an amount equal to not less than the lump sum value of such accrued benefit determined on the date of such pay-out; provided that such pay-out (1) accompanies the termination of the Director’s entire interest under the Plan and all similar arrangements that constitute a non-account balance plan under Treasury Regulations at Section 1.409A-1(c)(2) applicable to Section 409A of the Code; and (2) the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

2.8       Deferred Payment of Benefits. Notwithstanding any provisions of the Plan to the contrary, the Retirement Benefit Amount payable upon Retirement shall not be paid to a Participant or Beneficiary prior the third anniversary of the Effective Date of the Plan, except in the case of the death or Disability of the Participant or a Change in Control of the Bank.

2.9       No 280G Payments. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Participant by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Code 280G and regulations promulgated thereunder and subject the Participant to the excise tax provided at Section 4999(a) of the Code.

ARTICLE III

INSURANCE/OTHER INVESTMENTS

3.1       Ownership of Insurance. The Savings Bank, in its sole discretion, may elect to purchase one or more life insurance policies on the lives of Participants in order to provide funds to the Savings Bank to pay part or all of the benefits accrued under this Plan. All rights and incidents of ownership in any life insurance policy that the Savings Bank may purchase insuring the life of the Participant (including any right to proceeds payable thereunder) shall belong exclusively to the Savings Bank or its designated Trust, and neither the Participant, nor any beneficiary or other person claiming under or through him or her shall have any rights, title or interest in or to any such insurance policy. The Participant shall not have any power to transfer, assign, hypothecate or otherwise encumber in advance any of the benefits payable thereunder, nor shall any benefits be subject to seizure for the benefit of any debts or judgments, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any life insurance policy purchased pursuant hereto and any proceeds payable thereunder shall remain subject to the claims of the Savings Bank’s general creditors.

3.2       Physical Examination. As a condition of becoming or remaining covered under this Plan, each Participant, as may be requested by the Savings Bank from time to time shall take a physical examination by a physician approved by an insurance carrier. The cost of the examination shall not be borne by the Participant. The report of such examination shall be transmitted directly from the physician to the insurance carrier designated by the Savings Bank to establish certain costs associated with obtaining insurance coverages as may be deemed necessary under this Plan. Such examination shall remain confidential among the Participant, the physician and the insurance carrier and shall not be made available to the Savings Bank in any form or manner.

3.3       Death of Participant. On death of the Participant, the proceeds derived from such insurance policy, if any, shall be paid to the Savings Bank or its designated Trust.

ARTICLE IV

TRUST/NON-FUNDED STATUS OF PLAN

4.1       Trust/Non-Funded Status of Plan. Except as may be specifically provided, nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Savings Bank and the Participant or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Savings Bank. No person other than the Savings Bank shall by virtue of the provisions of this Plan have any interest in such funds. The Savings Bank shall not be under any obligation to use such funds solely to provide benefits hereunder, and no representations have been made to any Participant that such funds can or will be used only to provide benefits hereunder. To the extent that any person acquires a right to receive payments from the Savings Bank under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Savings Bank.

In order to facilitate the accumulation of funds necessary to meet the costs of the Savings Bank under this Plan (including the provision of funds necessary to pay premiums with respect to any life insurance policies purchased pursuant to Article III, and to pay benefits to the extent that the cash value and/or proceeds of any insurance policies are not adequate to make payments to a Participant or Beneficiary when such payments shall become due under the Plan), the Savings Bank may enter into a Trust Agreement. The Savings Bank, in its discretion, may elect to place any life insurance policies purchased pursuant to Article III into a Trust. In addition, the Board may (in its sole discretion) place in said Trust such additional amounts as it deems appropriate from time to time. To the extent that the assets of said Trust and/or the proceeds of any life insurance policy purchased pursuant to Article III are not sufficient to pay benefits accrued under this Plan, such payments shall be made from the general assets of the Savings Bank.

ARTICLE V

VESTING

5.1       Vesting. All benefits under this Plan are deemed non-vested and forfeitable prior to a Participant meeting the requirements set forth at Sections 2.1, 2.2, 2.3 and 2.5 herein. All benefits payable hereunder shall be deemed 100% vested and non-forfeitable by the Participant upon his or her meeting the requirements set forth at Sections 2.1, 2.2, 2.3 or 2.5 herein. No benefits shall be deemed payable hereunder for any period prior to the time that such benefits shall be deemed 100% vested and non-forfeitable.

ARTICLE VI

TERMINATION

6.1       Termination. All the rights of a Participant shall terminate immediately upon the Participant ceasing to be in the active service of the Savings Bank prior to the time that benefits payable under the Plan shall be deemed to be 100% vested and non-forfeitable in accordance with Article V. A leave of absence approved by the Board shall not constitute a cessation of service within the meaning of this Section 5.1.

ARTICLE VII

GENERAL PROVISIONS

7.1       Other Benefits. Nothing in this Plan shall diminish or impair a Participant’s eligibility, participation or benefit entitlement under any other benefit, insurance or compensation plan or agreement of the Savings Bank now or hereinafter in effect.

7.2       No Effect on Employment or Service. This Plan shall not be deemed to give any Participant or other person in the employ or service of the Savings Bank any right to be retained in the employment or service of the Savings Bank, or to interfere with the right of the Savings Bank to terminate any Participant or such other person at any time and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in this Plan.

7.3       Legally Binding. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Savings Bank and binding upon the Savings Bank, its successors and assigns.

7.4       Modification. The Savings Bank, by action of the Board of Directors, reserves the exclusive right to amend, modify, or terminate this Plan. Any such termination, modification or amendment shall not terminate or diminish any rights or benefits accrued by any Participant prior thereto without regard to whether such rights or benefits shall be deemed vested as of such date. The Savings Bank shall give thirty (30) days notice in writing to any Participant prior to the effective date of any amendment, modification or termination of this Plan.

Upon a termination of the Plan, the Participant may receive a lump sum payment immediately paid to the Participant (without regard to any actual Termination of Service) or designated Beneficiary, provided, however, any such distributions to be made in accordance with this Section 7.4 shall comply with the requirements and limitation under Section 409A of the Code, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a Change in the Ownership or Effective Control of the Bank or Parent, or Change in the Ownership of a Substantial Portion of the Assets of the Bank or Parent as described in Section 409A(a)(2)(A)(v) of the Code and Treas. Reg. §1.409A-3(i)(5) (or any similar or successor provisions), provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Bank’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants under similar arrangements shall receive all amounts of deferred compensation under such terminated agreements within twelve (12) months of the termination of the arrangements; (2) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination.

7.5       Arbitration. Any controversy or claim arising out of or relating to the Plan or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration hearing to be held at the offices of the American Arbitration Association (“AAA”) nearest to the home office of the

Savings Bank, unless otherwise mutually agreed to by the Participant and the Savings Bank, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.6       Limitation. No rights of any Participant are assignable by any Participant or Beneficiary, in whole or in part, either by voluntary or involuntary act or by operation of law. The rights of a Participant or Beneficiary hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance or garnishment by creditors of the Participant or Beneficiary. Further, a Participant’s rights under the Plan are not subject to the debts, contracts, liabilities, engagements, or torts of any Participant. No Participant or Beneficiary shall have any right under this Plan or right against any assets held or acquired pursuant thereto other than the rights of a general, unsecured creditor of the Savings Bank pursuant to the unsecured promise of the Savings Bank to pay the benefits accrued hereunder in accordance with the terms of this Plan. The Savings Bank has no obligation under this Plan to fund or otherwise secure its obligations to render payments hereunder to a Participant or Beneficiary. No Participant or Beneficiary shall have any discretion in the use, disposition, or investment of any asset acquired or set aside by the Savings Bank to provide benefits under this Plan.

7.7       ERISA and IRC Disclaimer. It is intended that the Plan be neither an “employee welfare benefit plan” nor an “employee pension benefit plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Further, it is intended that the Plan will not cause the interest of a Participant under the Plan to be includable in the gross income of such Participant prior to the actual receipt of a payment under the Plan for purposes of the Internal Revenue Code of 1986, as amended (“IRC”).

7.8	Regulatory Matters.

(a)

The Participant or Beneficiary shall have no right to receive compensation or other benefits in accordance with the Plan for any period after termination of service for Just Cause. Termination for “Just Cause” shall include termination because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Plan.

(b)

Notwithstanding anything herein to the contrary, any payments made to a Participant or Beneficiary pursuant to the Plan shall be subject to and conditioned upon compliance with 12 USC §1828(k) and any regulations promulgated thereunder.

7.9       Incompetency. If the Savings Bank shall find that any person to whom any payment is payable under the Plan is deemed unable to care for his or her personal affairs because of illness or accident, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Savings Bank to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board may determine in its sole discretion. Any such payments shall constitute a complete discharge of the liabilities of the Savings Bank under the Plan.

7.10     Construction. The Committee shall have full power and authority to interpret, construe and administer this Plan and the Committee’s interpretations and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. Directors of the Savings Bank shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own willful, gross misconduct or lack of good faith.

7.11     Plan Administration. The Board shall administer the Plan; provided, however, that the Board may appoint an administrative committee (i.e., the Committee) to provide administrative services or perform duties required by this Plan. The Committee shall have only the authority granted to it by the Board.

7.12     Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New Jersey (“State”), except to the extent that federal law shall be deemed to apply.

7.13     Successors and Assigns. The Plan shall be binding upon any successor or successors of the Savings Bank, and unless clearly inapplicable, reference herein to the Savings Bank shall be deemed to include any successor or successors of the Savings Bank.

7.14     Sole Agreement. The Plan expresses, embodies, and supersedes all previous agreements, understandings, and commitments, whether written or oral, between the Savings Bank and any Participants hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Savings Bank has caused the Plan to be executed by its duly authorized officer.

Roebling Bank
December 31, 2008	By:	/s/ Frank J. Travea, III
Date		Title: Frank J. Travea, President
December 31, 2008	By:	/s/ Joan K. Geary
Date		Secretary